Exhibit 4.108

Equity Interests Pledge Agreement

This Equity Interests Pledge Agreement (the “Agreement”) is entered into on the day of January 12, 2006 by and between the following parties:

Pledgee:	Hurray! Times Communications (Beijing) Ltd.
Address:

Pledgor:	Shang Aiqin
Identity Code: 110106197208012424

WHEREAS,

1.	Shang Aiqin, the Pledgor, is a citizen of the People’s Republic of China (“PRC”). The Pledgor owns 50% of the equity interest in Shanghai Magma Digital Technology Co. Ltd., a company registered in Shanghai carrying on a value added telecommunication service provider business.

2.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, has been licensed by the relevant PRC government authority to carry on the business of technical service on software development, software production, and system integration. The Pledgee and the Pledgor-owned Shanghai Magma Digital Technology Co. Ltd. entered into Exclusive Technical Consulting and Services Agreement (the “Service Agreement”) on January 12, 2006.

3.	In order to ensure that the Pledgee collect technical service fees as normal from Shanghai Magma Digital Technology Co. Ltd., the Pledgor is willing to pledge all its equity interest in Shanghai Magma Digital Technology Co. Ltd. to the Pledgee as security for the Pledgee to collect technical consulting and service fees under the Service Agreement.

In order to define each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions and Interpretations

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	Pledge means the full content of Article 2 hereunder

1.2	Equity Interest means all its 50% equity interests in Shanghai Magma Digital Technology Co. Ltd. legally held by the Pledgor.

1.3	Rate of Pledge means the ratio between the value of the pledge under this Agreement and the technical consulting fees under the Service Agreement.

1.4	Term of Pledge means the period provided for under Article 3.2 hereunder.

1.5	Service Agreement means the Exclusive Technical Consulting and Service Agreement entered into by and between Shanghai Magma Digital Technology Co. Ltd. and the Pledgee.

1.6	Event of Default means any event in accordance with Article 7 hereunder.

1.7	Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

2.	Pledge

2.1	The Pledgor agrees to pledge all its equity interest in Shanghai Magma Digital Technology Co. Ltd. to the Pledgee as a guarantee for the technical consulting service fee payable to the Pledgee under the Service Agreement.

2.2	Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interests pledged by the Pledgor to the Pledgee.

3.	Rate of Pledge and Term of Pledge

3.1	The rate of Pledge

3.1.1	The rate of pledge shall be 100%.

3.2	The term of Pledge

3.2.1	The Pledge of equity interests under this Agreement shall take effect as of the date when the equity interests under this Agreement are recorded in the Register of Shareholders of Shanghai Magma Digital Technology Co. Ltd. The term of the Pledge is the same as the term of Service Agreement.

3.2.2	During the term of the Pledge, the Pledgor shall be entitled to dispose of the Pledge in accordance with this Agreement in the event that Shanghai Magma Digital Technology Co. Ltd. fails to pay exclusive technical consulting and service fees in accordance with the Service Agreement.

4.	Physical Possession of Documents

4.1	The Pledgee shall be entitled to collect the dividends from the equity interests.

5.	Warranties and Representations of the Pledgor

5.1	The Pledgor is the legal owner of the equity interests.

5.2	Except as otherwise provided hereunder, the Pledgee shall not be interfered with by any parties at any time when the Pledgee exercises its rights in accordance with this Agreement.

5.3	Except as otherwise provided hereunder, the Pledgee shall be entitled to dispose or assign the pledge in accordance with this Agreement.

5.4	The Pledgor will not pledge or encumber the equity interests to any other person except for the Pledgee.

6.	Covenants of the Pledgor

6.1	During the effective term of this Agreement, the Pledgor covenants to the Pledgee that the Pledgor shall:

6.1.1	Except a transfer of equity interest by the Pledgor pursuant to the Exclusive Purchase Right Contract entered into by and among the Pledgor, Hurray! Holding Co., Ltd. and Shanghai Magma Digital Technology Co. Ltd., to Hurray! Holding Co., Ltd. or the person designated by Hurray! Holding Co., Ltd., not transfer or assign the equity interests, create or permit to be created any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee;

6.1.2	Comply with the laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five days upon receiving such notices, orders or suggestions and comply with such notices, orders or suggestions, or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

6.1.3	Timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may affect the Pledgor’s covenants and obligations under this Agreement or which may affect the Pledgor’s performance of its obligations under this Agreement.

6.2	The Pledgor agrees that the Pledgee’s right to exercise the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

6.3	The Pledgor warrants to the Pledgee that in order to protect or perfect the security over the payment of the technical consulting and service fees under the Service Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, contracts, and or perform and cause other parties who have interests to take action as required by the Pledgee and permit the exercise of the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or the person(natural person or legal entity) designated by the Pledgee, and provides all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within the reasonable time.

6.4	The Pledgor warrants to the Pledgee that the Pledgor will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefit of the Pledgee. The Pledgor shall compensate for all losses suffered by the Pledgee by reason of the Pledgor is not performing or fully performing its guarantees, covenants, agreements, representations and conditions.

7.	Events of Default

7.1	The following events shall be regarded as events of default:

7.1.1	Shanghai Magma Digital Technology Co. Ltd. fails to make full payment of the exclusive technical consulting and service fees as scheduled under the Service Agreement;

7.1.2	The Pledgor makes any materially misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgor is in violation of any warranties under Article 5 herein;

7.1.3	The Pledgor violates the covenants under Article 6 herein;

7.1.4	The Pledgor violates any terms and conditions herein;

7.1.5	The Pledgor waives the pledged equity interests or transfers or assigns the pledged equity interests without prior written consent of the Pledgee, except as provided in Article 6.1.1 in this Agreement;

7.1.6	Any of Pledgor’s loans, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled date; or (2) are due but can not be repaid or performed as scheduled thus causing the Pledgee to deem that the Pledgor’s capacity to perform the obligations herein are affected;

7.1.7	The Pledgor is incapable of repaying its general debt or any other debt;

7.1.8	This Agreement is rendered illegal by reason of the promulgation of any relevant laws or the Pledgor’s inability to continue performing the obligations herein;

7.1.9	Any approval, permits, licenses or authorization from competent authorities of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.10	The property of the Pledgor is adversely changed thus causing the Pledgee to deem that the ability of the Pledgor to perform the obligations herein are affected;

7.1.11	The successors or assignees of the Pledgor are only entitled to perform a portion of or refuse to perform the payment liability under the Service Agreement;

7.1.12	Other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with the related laws.

7.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or finds that any event under Article 7.1 herein or any events that may result in the occurrence of the foregoing events of default have occurred or will occur.

7.3	Unless any event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the outstanding service fees under the Service Agreement and other payables or dispose the Pledge in accordance with Article 8 herein.

8.	Exercise Of The Right Of The Pledge

8.1	The Pledgor shall not transfer or assign the equity interests without prior written approval from the Pledgee prior to the full repayment of the consulting and service fee under the Service Agreement.

8.2	The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge.

8.3	Subject to Article 7.3, the Pledgee may exercise the right to dispose the Pledge at any time when the Pledgee gives a notice of default in accordance with Article 7.3 or thereafter.

8.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the equity interests pledged herein in accordance with legal procedure until the outstanding technical consulting and service fees and all other payables under the Service Agreement are repaid.

8.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

9.	Transfer or Assignment

9.1	The Pledgor shall not donate or transfer its rights and obligations herein without prior consent from the Pledgee.

9.2	This Agreement shall be binding upon the Pledgor and his successors and be effective with respect to the Pledgee and each of his successors and assigns.

9.3	The Pledgee may transfer or assign all or any of its rights and obligations under the Service Agreement to any individual (natural person or legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4	After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

10.	Termination

This Agreement shall not be terminated until the consulting and service fees under the Service Agreement are paid off and Shanghai Magma Digital Technology Co. Ltd. shall no longer undertake any obligations under the Service Agreement. The Pledgee shall then cancel or terminate this Agreement within reasonable time as soon as practicable.

11.	Formality Fees And Other Expenses

11.1	The Pledgor shall be responsible for all the fees and actual expenditures in relation to this Agreement including, but not limited to, legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify such taxes paid by the Pledgee.

11.2	The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formality fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor by reason of (1) the Pledgor’s failure to pay any payable taxes, fees or charges in accordance with this Agreement; or (2) the Pledgee having recourse to any foregoing taxes, charges or fees by any means for other reasons.

12.	Force Majeure

12.1	If performance of this Agreement is delayed or prevented due to an Event of Force Majeure (“Event of Force Majeure”), only within the scope of such delay or prevention, the affected party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Pledge effected by Force Majeure who claims exemption from performing any obligations under this Agreement or under any Article herein shall notify the other party of such exemption promptly and advise him of the steps to be taken for completion of the performance.

12.2	The party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within the scope of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

13.	Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the law of the PRC.

13.2	The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties.

14.	Notice

14.1	Any notice which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on a business day or reaches the addressee after a business day, the next business day following such day is the date of notice. The place of delivery is the address of the parties first written above or the address advised in writing including facsimile and telex from time to time.

15.	Effectiveness

15.1	This agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the parties hereto.

15.2	This Agreement is executed in duplicate in Chinese.

Equity Interests Pledge Agreement

(No text on this page)

The Pledgee: Hurray! Times Communications (Beijing) Ltd.

Authorized Representative:

The Pledgor: Shang Aiqin

Signature: